Exhibit 5.1

[LETTERHEAD OF LATHAM & WATKINS LLP]

June 25, 2003

Southwest Water Company

225 North Barranca Avenue, Suite 200

West Covina, California 91791

Re:	Southwest Water Company’s Registration Statement; 1,108,033
Shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

In connection with the registration by Southwest Water Company, a Delaware corporation (the “Company”), of the resale by certain selling stockholders of up to 1,108,033 shares of common stock, par value $0.01 per share (the “Shares”), under the Securities Act of 1933, as amended, on Form S–3 filed with the Securities and Exchange Commission on June 25, 2003 (the “Registration Statement”), you have requested our opinion set forth below.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized by all necessary corporate action of the Company and have been validly issued and fully paid and are nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Validity of Common Stock.”

Very truly yours,

/s/    LATHAM & WATKINS LLP